UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/09/2007

Wells Real Estate Investment Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25739

MD	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 7.01.    Regulation FD Disclosure

On January 9, 2007, the Registrant sent a letter to its stockholders updating them on a recent determination by the board of directors of an estimated net asset value of the shares of the Registrant's common stock as of September 30, 2006. The board of directors determined that the estimated net asset value per share of the Registrant's common stock as of September 30, 2006 was $8.93 per share. This valuation was based upon information provided by an independent third-party retained by the Registrant, is only an estimate, and is based on a number of assumptions and estimates which may not be accurate or complete. The methodology utilized for determining this estimated share value involved obtaining an appraisal, by an independent third-party appraisal company, of the Registrant's real estate assets as of September 30, 2006, and then taking into account certain other of the Registrant's assets and liabilities as of September 30, 2006 to obtain the estimated net asset value per share of the Registrant's common stock. No liquidity discounts or discounts relating to the fact that the Registrant is currently externally managed were applied to this estimated per share valuation, and no attempt was made to value the Registrant as an enterprise. In addition, this should not be viewed as the amount a stockholder would receive in the event that the Registrant were (i) to list its shares on a national securities exchange in the future, or (ii) to liquidate its assets and distribute the proceeds to its stockholders since this valuation was not reduced by potential selling commissions or other costs of sale. An investment in the Registrant is illiquid because there is no current public market for the shares of the Registrant and, therefore, it would be difficult for a stockholder to sell these shares. In addition, the price received for any shares sold would likely be less than this estimated share value. Further, real estate markets fluctuate, and real estate values can decline in the future. For these reasons, stockholders of the Registrant should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.
The letter to the Registrant's stockholders is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth herein and therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

The Registrant's Dividend Reinvestment Plan ("DRP"), as amended on November 15, 2005, currently provides that the share price of the Registrant's DRP shares is equal to 95.5% of the then-current estimated share valuation as may be determined by the board of directors from time to time. As a result of the determination by the board of directors of the estimated net asset value of the Registrant's shares described above, the current share price for shares issued and sold pursuant to the Registrant's DRP, effective for dividends declared and paid in March 2007, will be $8.53 per share (95.5% of $8.93).
The board of directors may change the share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the share price is subject to increase or decrease at any time in the future in the board's discretion. The board of directors may amend or terminate the DRP for any reason upon 10 days' written notice to DRP participants.

Item 9.01.    Financial Statements and Exhibits

a.    Exhibit 99.1

Letter to stockholders dated January 9, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust, Inc.

Date: January 09, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	STOCKHOLDER LETTER